UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 24, 2005

ENERGIZER HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

MISSOURI	1-15401	No. 43-1863181
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

533 MARYVILLE UNIVERSITY DRIVE, ST. LOUIS, MO 63141

(Address of Principal Executive Offices) (Zip Code)

(314) 985-2000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 24, 2005, four of the Company’s wholly owned subsidiaries in Asia entered into a Multicurrency Revolving Credit Facility Agreement (“2005 Credit Facility Agreement”) with Citigroup Global Markets Singapore Pte. Ltd., and Standard Chartered Bank as Arrangers, and Citicorp Investment Bank (Singapore) Limited acting as Agent. The 2005 Credit Facility Agreement provides for a 5-year revolving credit loan (the “Facility”) in an initial amount of up to U.S.$325,000,000, and replaces 3-year, $220,000,000 Singapore Dollar, and $125,000,000 U.S. Dollar, Syndicated facilities entered into in June of 2003. Final maturity under the facility is five years from the execution of the 2005 Credit Facility Agreement. The Company and each of the borrowing subsidiaries each jointly and severally guarantee the aggregate obligations under the Facility.

The 2005 Credit Facility Agreement contains customary affirmative covenants, including, without limitation, corporate existence and power, conduct of business, compliance with laws, maintenance of insurance, keeping of books, conduct of business, maintenance of properties, payment of taxes, environmental compliance, use of proceeds, addition of subsidiary guarantors, inspection of records, and furnishing of quarterly and annual financial statements, quarterly compliance certificates, and notices and other information. The 2005 Credit Facility Agreement also contains customary restrictive covenants, including, without limitation, restrictions on the following: each borrower will remain a subsidiary of the Company, a negative pledge on all present and future fixed and floating assets of the borrowers; consolidations; mergers, liquidation, dissolution; sale of assets (not including permitted asset sales in connection with the Company’s Asset Securitization Facility); investments, loans, advances and acquisitions; liens and encumbrances; contingent obligations; conduct of business, new subsidiaries, acquisitions; sale and leaseback transactions; margin regulations; hedging obligations; issuance of disqualified stock; non-guarantor subsidiaries; transactions with shareholders and affiliates; amendments to corporate documents; and change in fiscal year.

The 2005 Credit Facility Agreement contains financial covenants, including, without limitation, covenants pertaining to the following:

•
Maximum Consolidated Total Debt/ EBITDA Ratio: At no time shall the ratio of total indebtedness of the Company and its consolidated subsidiaries at the end of the most recently completed fiscal quarter to EBITDA of the Company and its consolidated subsidiaries for the Company’s then most recently completed four fiscal quarters exceed 3.5 to 1.0.

•
Minimum Interest Coverage Ratio: The ratio of (a) EBIT of the Company and its consolidated subsidiaries for the Company’s then most recently completed four fiscal quarters to (b) total interest expense of the Borrower and its consolidated subsidiaries shall be greater than 3.00 to 1.00 as of the end of each fiscal quarter (calculated as of the end of each such fiscal quarter for the four-fiscal quarter period ending on such date).

The 2005 Credit Facility Agreement contains customary events of default, including, without limitation, failure to make payment in connection with the Facility when due; breach of representations and warranties; default in any covenant or agreement set forth in the Loan Documents after any applicable grace period; cross default to occurrence of a default (whether or not resulting in acceleration) under any other agreement governing indebtedness in excess of $30,000,000 of the Borrower or any of its subsidiaries; events of bankruptcy; the occurrence of one or more unstayed or undischarged judgments or attachments in excess of $30,000,000; dissolution; any of the Loan Documents shall cease to be in full force; the occurrence of a termination event; the waiver of a minimum funding standard; change of control; defaults under hedging agreements; environmental matters; guarantor revocation; or the occurrence of the amortization date under the Company’s Asset Securitization Facility. The 2005 Credit Facility Agreement also includes customary provisions protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes (including appropriate gross-up provisions).

The form of the 2005 Credit Facility Agreement is attached to this filing as Exhibit 10.1.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.

By:
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: August 25, 2004

EXHIBIT INDEX

Exhibit No.

10.1       Form of 2005 Credit Facility Agreement.